EXHIBIT 10.1

PRIVATE AND CONFIDENTIAL

REVENUE SHARING AGREEMENT 7/13/2024

And replacement of Purchase Agreement from 7/8/2024

This REVENUE SHARING AGREEMENT is made as of the 13th day of July 2024, between Dark Bull Capital, Inc. (“Company”) a Nevada Corporation  and AMJ GLOBAL TECHNOLOGY (AMJT) a Nevada Corporation,. (“Purchaser”), this Revenue sharing agreement will take the place of the Purchase Agreement from 7/8/2024, nullifying the Purchase Agreement.

Preamble

WHEREAS, the Company has two contracts in which it desires to enter into a revenue sharing contract. The first contract is to sell the Medicare insurance policies to approximately 50,000 ESS Medicare eligible employees. The second contract with The Agency of North Georgia, which includes approximately 200 “AFLAC” agents representing approximately 4,000 companies.

WHEREAS Purchaser desires to purchase the opportunity to share in revenues received by Company with respect to the sales made to ESS Medicare eligible employees.

ACCORDINGLY, in consideration of the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following:

1. Revenue Sharing.

(a)

Simultaneously with the execution of this Agreement, Purchaser shall deliver to Company 133,334 shares of AMJT common stock. Purchaser shall make his best efforts to file a registration statement with the United States Securities and Exchange Commission registering the maximum number of such shares as permitted by law and the share registration limits under Rule 415 promulgated under the Securities Act of 1933, as amended.

a.	These shares were previously issued to the Company according to the terms of the Purchase agreement from 7/8/2024.

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(b)	The Company agrees to pay to Purchaser 5% of net revenue from each the above listed contracts and as follows:

Purchaser shall be entitled to a Revenue Share with respect to all ESS Medicare enrollees of $0.35 per month (5% of $7) (the “Revenue Share”) for each enrollment.

Purchaser shall be entitled to a Revenue Share to all Medicare, Life and Annuity Insurance Sales with respect to The Agency of North Georgia.  The revenue sharing varies between policies.  ($100 per annum for Medicare Policies, $500 average for life insurance, and $3,000 for annuities).

(c)

Company shall pay the Purchaser the Revenue Share within thirty days after the end of each calendar month with respect to revenues received by the Company in such a month that are subject to the Revenue Share.

(d)	Purchaser shall be entitled to its Revenue Share for so long as Company, or its successors or assignees continue to receive revenue from enrollees.

(e)	Purchaser shall have no obligations to make any further payments to Company other than those set forth in Section 1(a).

2. Representations and Warranties of Company. Company hereby represents and warrants to Purchaser that:

(a)

Company is duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to carry on its business as it is now being conducted and to enter into this Agreement and perform its obligations hereunder.

3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

4. Arbitration. The parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy between them involving this Agreement or its interpretation, or relating in any way to the Revenue Share purchased by Purchaser hereunder.

The arbitrator shall have no authority to change any of the provisions of this Agreement, whether by alterations, additions to or subtractions from its terms.

The arbitrator shall not be empowered to award damages, and each party hereby irrevocably waives any damages, in excess of compensatory damages. The award of the arbitrator shall be final and binding on the parties. The parties hereby agree that the federal and state courts located in Nevada shall have jurisdiction to confirm and enter judgment upon any arbitration award with respect to any dispute which is arbitrable as set forth herein. The arbitration provisions of this Agreement shall survive the termination or expiration of this Agreement.

5. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous verbal and written agreements between the parties hereto with respect to such subject matter.

6. Amendment. This Agreement may only be amended by a written instrument executed by both of the parties hereto.

7. Option. Purchaser, AMJ Global Technology, a Nevada Corporation or AMJ Global Entertainment, LLC, a Nevada LLC will have the option to purchase up to 5% of the common stock of Dark Bull Capital, Inc a Nevada Corporation. A total of 5% may be purchased.

8. Closing Conditions. Purchaser’s obligation to consummate the Acquisition with customary closing conditions.

9. Corporate Approvals. The execution of this Agreement has been Accepted by Purchaser. (AMJ GLOBAL TECHNOLOGY a Nevada Corporation) and Target (Dark Bull Capital, Inc.).

10. Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of law’s provisions.

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If you are in agreement with the foregoing, please sign and return to the undersigned one copy of this letter, which thereupon will constitute our agreement with respect to its subject matter.

AMJ GLOBAL TECHNOLOGY a Nevada Corporation

By:	/s/ Dr. Arthur Malone, Jr.
Name:	Dr. Arthur Malone, Jr.
Title:	CHMN President & CEO
2470 E. Flamingo # Las Vegas NV 89121

ACKNOWLEDGED AND AGREED TO:

Target: Dark Bull Capital, Inc.

/s/ Vern D. Barkdull
Name: Vern D. Barkdull
Title: President/CEO 2470 E. Flamingo #A Las Vegas NV 89121

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